FOR IMMEDIATE RELEASE	For More Information Contact:

October 10, 2008

Cynthia Jamison, (864) 984-8395
cjamison@palmettobank.com

Palmetto Bancshares, Inc. Announces 4% Increase

in Third Quarter Earnings

UPSTATE, SC - Leon Patterson, chairman and chief executive officer of Palmetto Bancshares, Inc., parent company for The Palmetto Bank, today announced that net income for the third quarter of 2008 was $4.057 million, a 4.2% increase over $3.896 million reported the same period in 2007. Net income per diluted share was $.62, a 3.3% increase over $.60 per share reported in the third quarter of 2007.

For the nine months ended September 30, 2008, reported net income was $12.032 million compared to $11.722 million reported the same period of 2007, an increase of 2.7%.  Diluted earnings per share were $1.84, as compared with $1.81 per share when comparing the same periods.

Total assets at September 30, 2008 grew 13.9% to $1.354 billion, an increase of $165.4 million over the same period in 2007.  At September 30, 2008, loans increased $127.2 million to $1.135 billion, while deposits also rose to $1.116 billion, an increase of $78.3 million from September 30, 2007.

About The Palmetto Bank

Celebrating 102 years of service in the Upstate, The Palmetto Bank manages $2.2 billion in assets including Commercial Banking, Trust, Brokerage and Mortgage Servicing.  The Palmetto Bank’s commitment to safe and sound bank practices for 102 years has been the key factor in its ability to meet the challenges in today’s economy and banking industry.  The Palmetto Bank is the fifth largest independent state-chartered commercial bank in South Carolina with 29 locations throughout the Upstate counties of Abbeville, Anderson, Cherokee, Greenville, Greenwood, Laurens, Oconee, Pickens, Spartanburg and York.